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EXHIBIT 99.2

MERRILL MERCHANTS BANCSHARES, INC. ANNOUNCES
NEW MANAGEMENT RESPONSIBILITIES

        Bangor, Maine, April 29, 2004: Merrill Merchants Bancshares, Inc. (the "Company") (NASDAQ:MERB), the parent company of Merrill Merchants Bank, announced that Edwin N. Clift has assumed the role of Chairman, formerly held by William C. Bullock, Jr., and William P. Lucy has been promoted to President of the Bank and the Company. The announcement was made today at the Annual Meeting of Shareholders.

        Clift, who has served as President and Chief Executive Officer of the Company since its founding in 1992 assumes the role of Chairman in addition to his ongoing responsibility as the Chief Executive Officer of the Company. Lucy, who has served as Executive Vice President of the Bank since 2000, and as the senior loan officer of the Bank since its founding in 1992, will assume the role of President, formerly held by Clift.

        Commenting on the changes, Clift said, "The announcements we are making today are part of a management succession plan developed to accommodate the retirement of key executives. Bill Bullock's retirement provided an opportunity for me to shift some of my management responsibilities to Bill Lucy, a valued member of our executive team and a close associate of mine for the past twenty-five years. This is an exciting time for our Company. We are very fortunate to have Bill Bullock's ongoing guidance as a Director and Chairman of our Trust and Investment Committee and Bill Lucy's additional leadership on a day-to-day basis."

        Merrill Merchants Bank is headquartered in Bangor, Maine. The Bank provides consumer, commercial and trust and investment services through its eleven locations in Central and Eastern Maine. The Bank is a "Preferred Lender" of the Small Business Administration.

For further information contact:

Edwin N. Clift, Chairman and Chief Executive Officer (eclift@merrillmerchants.com)
Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)
Merrill Merchants Bancshares, Inc.
 www.merrillmerchants.com
(207) 942-4800

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MERRILL MERCHANTS BANCSHARES, INC. ANNOUNCES NEW MANAGEMENT RESPONSIBILITIES